EXHIBIT 10.68

                            STOCK PURCHASE AGREEMENT

                                      AMONG

                                U S LIQUIDS INC.

                           UNITED WASTE SYSTEMS, INC.

                                       AND

                            USA WASTE SERVICES, INC.
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                                TABLE OF CONTENTS

SECTION                                                                   PAGE
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        ARTICLE 1.  DELIVERY OF SHARES; ENDORSEMENT OF COMPANY
        STOCK..............................................................  2
               1.1.  Delivery of Shares....................................  2
               1.2.  Endorsement of Company Stock..........................  3
               1.3.  Non-Assignment of Certain Contracts...................  3

        ARTICLE 2.  PURCHASE PRICE.........................................  3
               2.1.  Purchase Price........................................  3
               2.2.  Adjustment to Purchase Price..........................  3

        ARTICLE 3.  CLOSING................................................  4
               3.1.  Time and Place of Closing.............................  4
               3.2.  Deliveries by Seller and Parent.......................  5
               3.3.  Deliveries by Buyer...................................  5
               3.4.  Title Policies........................................  5
               3.5.  Permitted Encumbrances................................  5
               3.6.  Surveys...............................................  6

        ARTICLE 4.  POST CLOSING COVENANTS.................................  6
               4.1.  Change of Name; Removal of Identification.............  6
               4.2.  Further Assurance.....................................  7
               4.3.  Transition............................................  7
               4.4.  Taxes.................................................  8
               4.5.  338(h)(10) Election...................................  8
               4.6.  Post Closing Balance Sheet............................  9
               4.7.  Closing Date Actions.................................. 10
               4.8.  Transfer Facility Hauling Agreement................... 10
               4.9.  Resignations.......................................... 10
               4.10.  Delivery of Disclosure Schedules..................... 10
               4.11.  Other Transfer Documents............................. 10
               4.12.  Survival............................................. 10

        ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF SELLER, PARENT
        AND COMPANY........................................................ 11
               5.1.  Organization; Authority............................... 11
               5.2.  Stock Ownership; Absence of Adverse Claims............ 12
               5.3.  Capitalization........................................ 12
               5.4.  Accounts Receivable................................... 13
               5.5.  Proprietary Rights; Environmental Documents........... 13
               5.6.  Real Property; Reporting.............................. 14
               5.7.  Personal Property..................................... 16
               5.8.  Contracts............................................. 17
               5.9.  Insurance Policies.................................... 17
               5.10.  Employees; Compensation.............................. 18
               5.11.  Employee Plans....................................... 18
               5.12.  Compliance with ERISA................................ 18
               5.13.  Compliance with Law; No Conflicts.................... 21
               5.14.  Taxes................................................ 22
               5.15.  Litigation........................................... 22
               5.16.  Conduct of Business.................................. 23
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SECTION                                                                   PAGE
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               5.17.  Bank Accounts; Depositories.......................... 23
               5.18.  Hazardous Materials.................................. 23
               5.19.  Storage Tanks........................................ 24
               5.20.  Absence of Certain Business Practices................ 24

        ARTICLE 6.  REPRESENTATIONS AND WARRANTIES OF BUYER................ 24
               6.1.  Corporate Organization................................ 25
               6.2.  Authority............................................. 25
               6.3.  No Conflicts.......................................... 25
               6.4.  Binding Agreement..................................... 26

        ARTICLE 7.  COVENANTS OF PARENT AND SELLER PRIOR TO CLOSING........ 27

        ARTICLE 8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND
        SELLER............................................................. 27

        ARTICLE 9.  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER........... 27

        ARTICLE 10.  ASSUMPTION OF LIABILITIES............................. 27
               10.1.  Non-Assumption of Liabilities........................ 27
               10.2.  Assumption of Obligations............................ 27

        ARTICLE 11.  INDEMNIFICATION....................................... 27
               11.1.  Survival of Representations, Warranties and
               Covenants................................................... 27
               11.2.  Indemnification by Parent and Seller................. 27
               11.3.  Indemnification by Buyer............................. 28
               11.4.  Limitation on Liability.............................. 29
               11.5.  Procedure for Indemnification with Respect to
               Third Party Claims.......................................... 30

        ARTICLE 12.  EXCLUSIVITY........................................... 33

        ARTICLE 13.  TERMINATION OF AGREEMENT.............................. 33
               13.1.  Termination by Buyer................................. 33
               13.2.  Termination by Seller................................ 33

        ARTICLE 14.  NONDISCLOSURE OF CONFIDENTIAL INFORMATION............. 34
               14.1.  Nondisclosure by Seller and Parent................... 34
               14.2.  Nondisclosure by Buyer............................... 34

        ARTICLE 15.  GENERAL............................................... 35
               15.1.  Assignment; Binding Effect; Amendment................ 35
               15.2.  Entire Agreement..................................... 35
               15.3.  Counterparts......................................... 36
               15.4.  No Brokers........................................... 36
               15.5.  Expenses of Transaction.............................. 36
               15.6.  Notices.............................................. 37

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               15.7.  Governing Law........................................ 38
               15.8.  No Waiver............................................ 38
               15.9.  Time of the Essence.................................. 38
               15.10. Captions............................................. 38
               15.11. Severability......................................... 38
               15.12. Construction......................................... 38
               15.13. Standstill Agreement................................. 39

                            STOCK PURCHASE AGREEMENT

               THIS STOCK PURCHASE AGREEMENT (the "Agreement") is executed and delivered as of May 8, 1998, among U S LIQUIDS INC., a Delaware corporation ("Buyer"); UNITED WASTE SYSTEMS, INC., a Delaware corporation ("Seller"); and USA WASTE SERVICES, INC., a Delaware corporation ("Parent").

               WHEREAS, Seller is the sole shareholder of Northern A-1 Sanitation Services, Inc., a Michigan corporation (the "Company");

               WHEREAS, Company operates a non-hazardous commercial liquid waste transportation, storage, treatment, processing and disposal business in the Kalkaska, Michigan area (the "Business");

               WHEREAS, in connection with operating the Business, Company owns the real property in Kalkaska, Michigan upon which its liquid waste treatment plant operation (the "Treatment Facility") is located (the "Treatment Facility Land"), which land is more fully described on Exhibit A attached hereto and made a part hereof;

               WHEREAS, also in connection with operating the Business Company owns the real property in Kalkaska, Michigan consisting of approximately 9 acres upon which its solidification pit (the "Solidification Facility"), a municipal solid waste transfer station (the "MSW Facility"), and the office, shop and storage yard ("Shop Facility") are located (collectively, the "Solidification Land"), which land is more fully described on Exhibit B;

               WHEREAS, also in connection with operating the Business Company leases certain real property in Manistee, Michigan that it uses as an office and for truck parking (the "Office Land") pursuant to a written lease with Asciome Development Company (the "Office Lease"), which land is more fully described on Exhibit C;

               WHEREAS, also in connection with operating the Business Company owns certain real property in Kalkaska, Michigan
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consisting of approximately 10 acres upon which the septage disposal field (the
"Septage Disposal Field") is located (the Septage Disposal Field Land) which land is more fully described on Exhibit D;

               WHEREAS, also in connection with operating the Business Company owns the real property located in Montague, Michigan consisting of approximately 1 acre (the "Montague Land") that it uses as a dispatch office and for truck parking (the "Montague Facility"), which land is more fully described on Exhibit E (the Treatment Facility Land, Solidification Land, Office Land, Septage Disposal Field Land and Montague Land are sometimes hereinafter collectively referred to as the "Land");.

               WHEREAS, Parent owns (directly or indirectly) all of the issued and outstanding shares of the capital stock of Seller;

               WHEREAS, Buyer desires to acquire all of the issued and outstanding shares of the capital stock of Company from Seller;

               WHEREAS, Buyer is unwilling to enter into this Agreement without the covenants and promises of Parent herein set forth; and

               WHEREAS, Parent desires that Buyer acquire all of the issued and outstanding shares of the capital stock of Company upon the terms and subject to the conditions set forth in this Agreement and, in order to induce Buyer to enter into this Agreement, is willing to make the covenants and promises herein set forth;

               NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, received to the full satisfaction of each of them, the parties hereby agree as follows:

                 ARTICLE 1.  DELIVERY OF SHARES; ENDORSEMENT OF COMPANY STOCK

               1.1. DELIVERY OF SHARES. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall, at the Closing (hereinafter defined), sell, assign, transfer and

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deliver to Buyer certificates representing 100 shares of Company (the "Company
Stock"), which certificates represent all of the issued and outstanding capital stock of Company. Seller shall transfer the Company Stock to Buyer free and clear of all liens, security interests, encumbrances, adverse claims, pledges, charges, voting trusts, equities and other restrictions on transfer of any nature whatsoever (collectively, "Adverse Claims") other than restrictions imposed by Applicable Law.

               1.2. ENDORSEMENT OF COMPANY STOCK. Seller shall deliver at Closing the certificates representing the Company Stock, duly endorsed in blank by Seller or accompanied by stock powers duly endorsed in blank and with all necessary transfer tax and other revenue stamps (if any), acquired at Seller's expense, affixed and cancelled. Seller, at its sole expense, agrees to cure (both before and after Closing) any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to the Company Stock or with respect to the stock powers accompanying the Company Stock.

               1.3. NON-ASSIGNMENT OF CERTAIN CONTRACTS. Notwithstanding anything to the contrary in this Agreement, to the extent that the sale of the Company Stock hereunder shall constitute an indirect assignment of a contract, lease or other agreement of Company, if any, requiring the consent of any third party to the sale of Company Stock to Buyer, neither this Agreement nor any action taken pursuant to its provisions shall constitute an indirect assignment or an agreement to assign if such indirect assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller, without incurring out-of-pocket expenses, shall use reasonable efforts to assist Buyer to obtain the consent of such other party to such indirect assignment to Buyer. If such consent is not obtained, however, Seller have no liability or obligation to Buyer related thereto.

                      ARTICLE 2.  PURCHASE PRICE

               2.1. PURCHASE PRICE. Subject to Section 2.2, at the Closing, Buyer shall pay to Seller for the Company Stock the sum of $10,300,000.

               2.2. ADJUSTMENT TO PURCHASE PRICE. The parties agree that the purchase price was determined as if the net working capital of Company was going to be $1.00 at the close of business on the Closing Date. Accordingly, the parties agree that the purchase price set forth in this Article 2 shall be adjusted (up or down) on the Adjustment Date (as defined in Section 4.6) to reflect the actual net working capital of Company on the Closing Date (the "Actual Net Working Capital"), as shown on the balance sheet to be prepared in accordance with Section 4.6 hereof. If the Actual Net Working Capital of Company so reflected is greater than $1.00 on the Closing Date, then the purchase price paid pursuant to Section 2.1 shall be increased dollar for dollar for each dollar the Actual Net Working Capital exceeds $1.00 on the Closing Date. If the Actual Net Working Capital of Company so reflected is less than $1.00 on the Closing Date, then the purchase price paid pursuant to Section 2.1 shall be decreased dollar for dollar for each dollar the Actual Net Working Capital falls below $1.00 on the Closing Date. For purposes of this Agreement, Actual Net Working Capital shall mean the aggregate current assets of Company on the Closing Date minus the aggregate of all current liabilities of Company on the Closing Date, calculated in accordance with generally accepted accounting principles ("GAAP"). In computing the adjustment amounts provided for in this Section, the party owing payment to the other pursuant to this Section shall make such payment in cash.

               In the event of a dispute between the parties as to the Actual Net Working Capital, the parties will have 30 days to resolve the dispute among themselves. If the parties have not resolved such dispute within such 30-day period, then the parties shall select an arbitrator who shall decide the dispute within 30 days after being selected. If the parties cannot agree on an arbitrator, then Buyer and Seller shall each select an arbitrator and the two arbitrators so selected shall select a third arbitrator. The parties hereto each agree to be bound by the decision of the arbitrator(s). In the event that three arbitrators are chosen, a majority decision will be required. Each arbitrator can be any natural person above the age of 18 and need not have any specific qualifications. All costs of the arbitration shall be split equally between Buyer and Parent.

                               ARTICLE 3. CLOSING

               3.1. TIME AND PLACE OF CLOSING. Unless otherwise agreed to by the parties hereto, this transaction shall be closed upon the date hereof (the "Closing"). The Closing shall take place at a time and location mutually agreeable to Buyer and Seller. The date on which the Closing occurs shall be referred to as the "Closing Date."

               3.2. DELIVERIES BY SELLER AND PARENT. At the Closing, Seller and Parent shall deliver to Buyer, all duly executed:

               (a)    the Company Stock as required by Section 1.1 hereof.

               3.3. DELIVERIES BY BUYER. At the Closing, Buyer shall deliver to Seller, all duly and properly executed (where applicable):

               (a)    the purchase price provided in Section 2.1; and
               (b)    a certified copy of resolutions of the director(s)

        and shareholder(s) (if required) of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

               3.4. TITLE POLICIES. Buyer shall obtain one or more extended coverage policies of title insurance from a title company selected by Buyer and reasonably acceptable to Seller (the "Title Company") in the amount to be agreed upon between Buyer and Seller with each of the Title Company's standard printed exceptions deleted and including such endorsements reasonably requested by Buyer (including, but not limited to, comprehensive, access, contiguity, non-arbitration, going concern, non-imputation and zoning endorsements) and that are available in the state where the Land is located, insuring leasehold or fee simple title, whichever is applicable, to the Land subject only to the exceptions permitted by Section 3.5 hereof (the "Title Policies"). Such Title Policies shall be obtained by Buyer post-Closing.

               3.5. PERMITTED ENCUMBRANCES. The Title Policies shall insure Buyer's interest in the Land to be free and clear of all encumbrances whatsoever except the Permitted Encumbrances. For purposes hereof, "Permitted Encumbrances" shall mean and include: (i) zoning ordinances and regulations and building and use restrictions; (ii) real estate taxes and assessments, both general and special, which are a lien but which are not yet due and payable at the Closing Date; (iii) easements, encumbrances, covenants, conditions, reservations, restrictions and any other matters of record; and (iv) any matter which would be disclosed by an accurate survey. Buyer and Seller shall each pay one-half of the costs associated with the delivery of the Title Policies to Buyer. In addition, Seller shall pay to remove any mortgages or liens of a monetary nature that are of record against any portion of the Land.

               3.6. SURVEYS. Buyer shall obtain for its use and for the use of the Title Company in connection with the issuance of the Title Policies, one or more current and complete surveys of the Land, made on the ground by a competent registered surveyor, showing: (a) the exact boundary lines of the Land; (b) the location thereon of all, if any, buildings, improvements, roads, and easements now existing; (c) the number of acres in the Land; (d) the location of any buildings, fences or other improvements which encroach on the Land; (e) the location of any improvements on the Land which encroach on any neighboring property; (f) all building lines established in respect of the Land; (g) all public access to the Land, and representing that the boundaries of the Land are contiguous with the boundaries of all adjoining parcels (the "Surveys"). The Surveys shall be obtained by Buyer post-

Closing, and shall be delivered to Buyer and the Title Company, together with certification to each entity by the surveyor, and also together with such additional supporting reports and other certificates as the Title Company may require to enable the Title Company to delete its standard survey exceptions from the Title Policies. Buyer and Seller shall each pay one-half of the costs of the Surveys. In no event shall the failure of the Title Company to deliver any title work, or the Title Policies or of any surveyor to deliver any Survey delay Closing.

                        ARTICLE 4. POST CLOSING COVENANTS
                 4.1. CHANGE OF NAME; REMOVAL OF IDENTIFICATION.

             (a) Within 30 days after Closing, Buyer shall take all necessary action to cause Company to discontinue use of any business name that includes the name of the Parent, Seller or any of their affiliated companies.

               (b) Within six months after the Closing, Buyer shall remove from the assets all visible names, symbols, trade names, service marks and logos of Parent.

               4.2. FURTHER ASSURANCE. From time to time on and after the Closing and without further consideration, the parties hereto shall each deliver or cause to be delivered to any other party at such times and places as shall be reasonably requested, such additional instruments as any of the others may reasonably request for the purpose of carrying out this Agreement and the transaction contemplated hereby. Seller also without further consideration, agrees to cooperate with Buyer and to use its reasonable efforts to have the present officers and employees of Company cooperate on and after the Closing Date in furnishing to Buyer information, evidence, testimony, and other assistance in connection with obtaining all necessary permits and approvals and in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date. Seller shall not be obligated in any event to incur out-of-pocket expenses in connection with its performance under this Section 4.2. Seller acknowledges and agrees that, from and after the Closing, Buyer shall be entitled to possession of all documents, books, records (including tax records), agreements and financial and operating data of any sort of Company; provided, however, that per Seller's written request Buyer shall promptly provide Seller with copies of any of such documents, books, records (including tax records), agreements and financial and operating data of the Company that Seller may reasonably require.

               4.3. TRANSITION. Neither Seller nor Parent will take any action that is designed or intended to have the effect of discouraging any customer or business associate of Company from maintaining the same business relationships with Buyer after the Closing that it maintained with Company before the Closing. Seller and Parent will refer all customer inquiries relating to the Business to Buyer from and after the Closing. Further, Seller and Parent agree that for a period of 90 days following the Closing Date, they will, without additional consideration, assist Buyer with the orderly transition of the operations of the Business from Seller to Buyer. Seller shall not be obligated in any event to incur out-of-pocket expenses in connection with performance under this Section 4.3.

               4.4. TAXES. (i) Seller irrevocably agrees to indemnify Buyer against, and to hold Buyer harmless from:

                      (a) any and all federal, state, local, and other taxes of
               Company arising from the audit, examination, review or other adjustment of tax liabilities for periods ending on or prior to the Closing Date;

                      (b) any and all taxes, interest, penalties, additions to
               tax (or additional amounts imposed with respect to any such interest, penalties, or additions to tax) imposed with respect to any federal, state, local, or other taxes of Company for periods ending on or before the Closing Date; and

                      (c) any and all federal, state, local, or other taxes of
               Buyer arising as the result of any payment by the Seller to Buyer in fulfillment of its obligation pursuant to this Section 4.4(i).

            (ii) Seller agrees that it shall be responsible, at its sole expense, for the preparation of Company's federal, state, local and other income and franchise tax returns for the tax periods beginning January 1, 1998 and ending on the Closing Date. Buyer agrees to cooperate with Seller in the preparation of such returns. Seller further agrees that it shall pay all taxes (including all penalties and interest, if any) due for such tax period. Prior to filing the returns provided for in this paragraph, Seller agrees to allow Buyer a reasonable period of time to review and comment upon such returns and Seller will make reasonable business efforts to accommodate Buyer's comments.

               4.5. 338(H)(10) ELECTION. (i) Parent, Seller, Buyer and Company shall treat this transaction in accordance with Section 338(h)(10) of the Internal Revenue Code of 1986 (the "Code"), as amended (the "Election").

            (ii) In connection with the election, not later than 90 days after the closing date, Seller and Buyer shall act together in good faith to
        (a) determine and agree upon the "Modified Aggregate deemed Sale Price" of the assets of the company deemed attributable to "Section 751 Property" within the meaning of Section 751 of the code (within that meaning of, and in accordance with, Treasury Regulation Section 1.338(h)(10)-1(f)), and (b) determine and agree upon the property allocations (the "Allocations") of the "Modified aggregate Deemed Sale Price" among such assets (in accordance with section 338(b)(5) of the code and the Treasury Regulations promulgated thereunder). Seller and Buyer shall (A) be bound by such determination and such Allocations for purposes of determining any taxes, (B) prepare and file their tax returns on a basis consistent with such determination of the "Modified Aggregate deemed Sale Price" and such Allocations, and (C) take no position inconsistent with such determination and Allocations on any applicable tax return, in any proceeding before any taxing authority or otherwise. In the event that any such Allocations are disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning resolution of the dispute.

               4.6. POST CLOSING BALANCE SHEET. On the date which is 120 days after the Closing Date (the "Adjustment Date") the parties shall adjust the purchase price in accordance with Section 2.2 based on a balance sheet of Company for the period ending on the close of business on the Closing Date, prepared by Buyer in accordance with GAAP and delivered to Seller, together with the supporting documentation for all current assets and liabilities used to prepare such balance sheet, at least seven days prior to the Adjustment Date. Buyer shall use its best efforts to collect accounts receivable that are due and owing for work performed prior to the Closing Date. On or before the Adjustment Date, Buyer shall remit to Seller all amounts received with respect to such accounts receivable. Any payments received by Buyer from account debtors which had accounts receivable outstanding on the Closing Date shall be first applied to the oldest outstanding accounts receivable of such account debtor. Any accounts receivable that have not been collected within 120 days of the Closing Date shall be assigned by Buyer to Seller. Any dispute between the parties as to this Section 4.6 shall be resolved in accordance with the procedure set forth in Section 2.2.

               4.7. CLOSING DATE ACTIONS. Buyer, Parent and Seller mutually agree that they shall not, and shall cause Company not to, engage in an transaction outside the normal course of business on the Closing Date.

               4.8. TRANSFER FACILITY HAULING AGREEMENT. The parties will negotiate and enter into a written agreement whereby Company will provide specified loading and hauling services to Seller related to the operation by Company of the MSW Facility. Such agreement shall be on terms mutually agreeable to the parties.

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               4.9.  RESIGNATIONS.  Each officer and director of Company
shall deliver to Buyer their written resignation.

               4.10. DELIVERY OF DISCLOSURE SCHEDULES. Seller shall deliver to Buyer complete and final Disclosure Schedules as soon as possible after Closing.

               4.11. OTHER TRANSFER DOCUMENTS. Reasonably promptly after the Closing Date, Seller and Parent shall deliver to Buyer all duly executed:

               (a) certified copies of resolutions of the shareholder(s) (if required) and director(s) of Seller and Parent authorizing the execution of this Agreement, the sale of the Company Stock to Buyer, and the consummation of the transactions contemplated herein; and

               (b) such other separate instruments of sale, assignment, or transfer reasonably required by Buyer.

               4.12. SURVIVAL. The covenants in this Article 4 shall survive the Closing in accordance with Article 11 hereof.

        ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF SELLER, PARENT AND COMPANY. Company, as to the time period before Closing only, and Seller and Parent, jointly and severally, and only with respect to the period of time since August 26, 1997, represent and warrant to Buyer that, to the best of Parent's and Seller's knowledge, the statements contained in this Section 5 except as set forth in the schedules to the subsections of this Section 5 to be delivered by Seller to Buyer on the date hereof (such schedules hereinafter collectively referred to as the "Disclosure Schedules" and, individually, as a "Disclosure Schedule"): (i) are correct and complete in all material respects as of the date of this Agreement; (ii) will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5); and (iii) shall survive the Closing in accordance with Article 11 hereof. The representations and warranties in this Article 5 do not apply with respect to facts or circumstances first arising before August 26, 1997, or to any facts of which Buyer becomes aware prior to Closing if Buyer proceeds to Closing.

               Wherever a representation or warranty herein is qualified as having been made "to the best of Seller's or Parent's knowledge", such phrase shall mean the actual knowledge of the officers, directors, and senior and regional management of Seller and Parent actively responsible for the operation of the Business.

               5.1.  ORGANIZATION; AUTHORITY.

               (a) Company is a Michigan corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan and is now and has been at all times since its incorporation, duly authorized, qualified and licensed under all laws, regulations, ordinances and orders of public authorities to carry on its businesses in the places and in the manner as conducted at the time such activities were conducted except for where failure to be so authorized, qualified or licensed would not have a material adverse affect on the Business.

               (b) Seller and Parent each has full legal right, power and authority (corporate and otherwise) to enter into this Agreement and to consummate the transactions contemplated by this Agreement. On or before the Closing, all corporate action of Seller and Parent necessary to approve the sale of the Company Stock by Seller will have been taken, including director and shareholder approvals, if necessary.

               5.2. STOCK OWNERSHIP; ABSENCE OF ADVERSE CLAIMS. All of the issued and outstanding shares of Company Stock are owned of record and beneficially by Seller as set forth below and are free and clear of all Adverse Claims. This Agreement is the valid and binding obligation of Company, Seller and Parent, enforceable against each of them in accordance with its terms.

               5.3. CAPITALIZATION. The authorized capital stock of Company consists solely of 60,000 shares of voting common stock, without par value, of which 100 shares are issued and outstanding. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable, were offered, issued, sold and delivered by Company in compliance with all state and federal laws concerning the issuance of securities and none of such shares were issued pursuant to awards, grants or bonuses nor in violation of the preemptive rights of any past or present stockholder. The stock transfer records provided by Seller and Parent to Buyer correctly set forth all issuances, acquisitions and retirements of Company Stock since the inception of Company. Company has never acquired any treasury stock. No subscriptions, options, warrants, puts, calls, conversion rights or other commitments of any kind exist which obligate Company to issue any of its authorized but unissued capital stock or otherwise relate to the sale or transfer by Company of any securities of Company (whether debt or equity). In addition, Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Company has not agreed to register any securities under the Securities Act of 1933, as amended (the "Act"), or under any state securities law.

               5.4. ACCOUNTS RECEIVABLE. Attached as Schedule 5.4 is a complete and accurate list of all accounts and notes receivable of Company as of May 8, 1998, including receivables from and advances to employees and also including all such accounts and notes receivable which are not reflected in the financial statements, if any. Also attached as Schedule 5.4 is an aging of all accounts and notes receivable showing amounts due in 30 day aging categories.

               5.5. PROPRIETARY RIGHTS; ENVIRONMENTAL DOCUMENTS. (i) Attached as
        Schedule 5.5(i) is a complete and accurate list and summary description as of the date hereof of all material permits, licenses and franchises, currently owned or held by Company, none of which permits, licenses, and franchises, have been claimed to or, to the best of Seller's or Parent's knowledge, infringe on the rights of others and all of which are now valid, in good standing and in full force and effect. Except as set forth on Schedule 5.5(i), such permits, licenses, and franchises, are adequate for the operation of the Business as presently constituted; and

            (ii) Company and Seller have, as of the date of this Agreement, made available to Buyer for its inspection all presently held records, correspondence, reports, notifications, permits, pending permit applications, licenses and pending license applications, environmental impact studies, assessments and audits and all notifications from governmental agencies and any other person or entity and any other documents of Company in its possession relating to: (a) each material violation of Applicable Laws (hereinafter defined) by Company relating to the Land and all, if any, claims thereof; (b) the present or past environmental compliance by Company relating to the Land; (c) the present or past environmental condition of the Land; (d) the discharge, leakage, spillage, transport, disposal or release of any Hazardous Material (as hereinafter defined) into the environment by Company on or at the Land; and (e) land use and access approvals relative to any portion of the Land (collectively, the "Environmental Documents").

               5.6.  REAL PROPERTY; REPORTING.

               (i) Company has good, fee simple or leasehold title, as applicable, to the Land except as permitted under Article 3 hereof. Except as set forth on Schedule 5.6(i):

                      (a) At all times since August 26, 1997, the Treatment
               Facility Land has been fully licensed,
               permitted and authorized for the operation of the Treatment Facility as currently conducted, in all material respects under all applicable zoning and land use requirements (the "Zoning Laws").

                      (b) At all times during operation of the Solidification
               Facility and MSW Facility, the Solidification Facility Land has been, fully licensed, permitted and authorized for the operation of the Solidification Facility and MSW Facility under all Zoning Laws.

                      (c) The Land is usable for its current uses and can be
               used by Buyer after the Closing for such uses without materially violating any Zoning Law, and such uses are legal conforming uses. To the best of Seller's and Parent's knowledge, there are no proceedings or amendments pending and brought by or threatened by, any third party which would result in a material change in the allowable uses of the Land or which would modify the right of Company to use the Land for its current uses after the Closing Date.

                      (d) The Company has made available to Buyer all
               engineering, geologic and other similar reports, documentation and maps relating to the Land in the possession or control of Seller, Parent or Company.

                      (e) Since August 26, 1997, neither Company, Parent nor
               Seller has been involved in any litigation or administrative proceeding relating to Company seeking to impose fines, penalties or other liabilities or seeking injunctive relief for violation of any Applicable Laws relating to the environment.

                      (f) No third party has a present or future right to
               possession of all or any material part of the Land, except the respective lands under the Office Lease.

                      (g) There are no pending or, to the best of Seller's and
               Parent's knowledge, threatened condemnation or eminent domain proceedings affecting all or any part of the Land.

            (ii) To the best of Seller's knowledge, Company has provided to the government agencies requiring the same, all material reports, notices, filings and other disclosures required by Applicable Laws and all such reports, notices, filings and other documents were complete and accurate in all material respects at the time provided to said government agencies.

           (iii) Except for the Office Lease, Company does not lease any real property necessary for the operation of the Business as currently operated. Set forth on Schedule 5.6 are correct and complete copies of the Office Lease. With respect to such lease:

                      (a) such lease is legal, valid, binding, enforceable and
               in full force and effect and represents the entire agreement between the respective lessor and lessee with respect to such property;

                      (b) neither Company, Seller nor Parent has: (A) received
               any notice of cancellation or termination under such lease and no lessor has any right of termination or cancellation under such lease, or (B) received any notice of a breach or default under such lease, which breach or default has not been cured; and

                      (c) neither Company, Seller nor Parent nor (to the best
               knowledge of Company, Seller and Parent) any other party to such lease, is in breach or default in any material respect, and, to the best knowledge of Company, Seller and Parent, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under the such lease.

          (iv) Seller presently enjoys peaceful and quiet possession of the Office Land.

               5.7. PERSONAL PROPERTY. (i) Attached as Schedule 5.7(i) is a complete and accurate list and a complete description as of the date hereof of all personal property of Company with a value in excess of $5,000, including true and correct copies of leases for equipment and other personal property, if any, used in the operation of the Business. All of the vehicles, machinery and other equipment of Company are in good working order and repair;

            (ii) all leases set forth on Schedule 5.7(i) are in full force and effect and constitute valid and binding agreements of the parties thereto (and their successors) in accordance with their respective terms. No material default by Company, or, to the best of Seller's and Parent's knowledge, any other party to any of such leases, exists or would exist except for the passage of time or delivery of a notice or both;

           (iii) all fixed assets used by Company in the operation of the Business are either owned by Company or leased by Company under an agreement indicated on Schedule 5.7(i). Company's combined fixed assets (together with the real property assets) constitute all of the real and personal property necessary for the operation of the Business by Company as currently conducted and include all of the permits, licenses, franchises, consents and other approvals necessary to operate the Business as currently conducted; and

            (iv) at the Closing, Company shall have good and merchantable title to all personal property, free and clear of all debts and capital lease payments (including lease end buy-out payments).

               5.8. CONTRACTS. Attached as Schedule 5.8 is a complete and accurate list as of the date hereof of all of the following types of contracts, commitments and other agreements to which Company is a party or by which Company or its properties are bound, which list shall include, at a minimum, the full names of each party to each agreement and the date of execution thereof, including without limitation, waste transportation, treatment and processing contracts, joint venture or partnership agreements, contracts or collective bargaining arrangements with any labor organizations, loan agreements, powers of attorney (each of which shall be cancelled at the Closing), indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements, agreements for the employment of any individual, agreements under which Company has advanced or loaned any amount to any employee, officer or director of Company, any guaranties by Company, any agreement concerning confidentiality or noncompetition and any other agreement under which the consequences of a default or termination could have a material and adverse effect on the business, financial condition, operations or prospects of Company. To the best of Seller's and Parent's knowledge none of the agreements listed on Schedule 5.8 have been modified, altered, terminated or otherwise amended and there have been no waivers, oral agreements, representations or other statements with relation to any such agreements except as described in Schedule 5.8. Company has complied with all obligations pertaining to it contained in such contracts, commitments and other agreements, is not in default thereunder and no notice of default has been received nor will the consummation of the transactions contemplated by this Agreement result in such a default. To the best of Seller's or Parent's knowledge, there is no default by any other party to any contract, commitment or other agreement attached as Schedule 5.8.

               5.9. INSURANCE POLICIES. Attached as Schedule 5.9 are complete and accurate certificates evidencing insurance policies carried by Company and an accurate list of all insurance loss runs and workers' compensation claims received for the past three policy years relating to such policies. All insurance policies are in full force and effect and shall remain in full force and effect through the Closing Date. With respect to the Business and the Land during Seller's ownership of the Company, Company's insurance has never been cancelled and Company has never been denied coverage.

               5.10. EMPLOYEES; COMPENSATION. Attached as Schedule 5.10 is a complete and accurate list of all employees of Company and the rate of compensation of each as of the date hereof (including a breakdown of the portion thereof attributable to salary, bonus and other compensation, respectively). There is no pending or, to the best of Seller's or Parent's knowledge, threatened labor dispute involving Company and any group of its employees nor has Company experienced any labor interruptions during Seller's ownership of the Company.

               5.11. EMPLOYEE PLANS. Attached as Schedule 5.11 are complete and accurate descriptions of all plans subject to Sections 3(3), (1), (2), (37) and
(40), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) which are currently maintained and/or sponsored by Company, or to which Company currently contributes, or has an obligation to contribute in the future (including, without limitation, employment agreements and any other agreements containing "golden parachute" provisions and deferred compensation agreements), together with copies of any trusts related thereto and a classification of employees covered thereby (collectively, the "Plans"). Also listed on Schedule 5.11 are all of the Plans that have been terminated within the past three years. Seller shall provide copies of the Plans to Buyer post-Closing.

               5.12. COMPLIANCE WITH ERISA. None of the Company, any Controlled Group Member (as defined in Code Section 414(n)(6)(B)), nor any business, subsidiary, division or operation acquired by Company or a Controlled Group Member in the last five years, ever have maintained or sponsored, or contributed to, an employee pension benefit plan (as defined in ERISA Section 3(2)) which is subject to the provisions of Title IV of ERISA. Except for the Plans, Company does not maintain or sponsor, nor is a contributing employer to, a pension, profit-sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plan, employee welfare benefit plan, or any other arrangement with its employees. All Plans are in substantial compliance with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other laws applicable to such Plans, and, in all material respects, have been administered, operated and managed in substantial accordance with the governing documents. All Plans that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") have been determined by the Internal Revenue Service to be so qualified, and copies of the current plan determination letters, most recent Form 5500, or, as applicable, Form 5500-C/R filed with respect to each such Qualified Plan or employee welfare benefit plan and most recent trustee or custodian report, are included as part of Schedule 5.12 hereof. To the extent that any Qualified Plans have not been amended to comply with the laws and regulations applicable to such Plan, the remedial amendment period permitting retroactive amendment of such Qualified Plans has not expired and will not expire within 120 days after the Closing Date. All reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, annual reports, summary annual reports, actuarial reports, PBGC-1 Forms, audits or tax returns) have been timely filed or distributed. None of: (i) Seller; (ii) any Plan; or (iii) Company, has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No Plan has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(1) of ERISA. Further:

               (i) there have been no terminations, partial terminations or discontinuance of contributions to any Qualified Plan without notice to and approval by the Internal Revenue Service;

            (ii) with respect to Plans which qualify as "group health plans" under Section 4980B of the Internal Revenue Code and Section 607(1) of ERISA and related regulations (relating to the benefit continuation rights imposed by "COBRA"), Company and Seller have complied (and on the Closing Date will have complied), in all respects with all reporting, disclosure, notice, election and other benefit continuation requirements imposed thereunder as and when applicable to such plans, and Company has no (and will not incur any) direct or indirect liability and Company is not (and will not be) subject to any loss, assessment, excise tax penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by Company or Seller or any of them, any time prior to the Closing Date to comply with any such federal or state benefit continuation requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against Company or Seller, or any of them with respect to such group health plans;

           (iii) the Financial Statements reflect the approximate total pension, medical and other benefit expense for all Plans for the periods covered by the applicable Financial Statement, and no material funding changes or irregularities are reflected thereon which would cause such Financial Statements to be not representative of most prior periods;

            (iv) attached hereto as Schedule 5.12(iv) is a copy of the claims history under Company's group health plan for the past three years;

               (v) Company has no (and will not incur any) retiree health care obligations to its employees; and

            (vi) with respect to any Plan which qualifies as a group health plan, such plan is fully insured and all premiums have been paid on a timely basis and are paid in full as of the Closing Date or, to the extent such plan is not fully insured, all self insured obligations have been met as of the Closing Date and are fully reflected in the plan's financial statements. To the extent that any of Company's group health plans are retrospectively rated, there are no liabilities capable of assertion against Company in respect of claims already incurred and present.

               5.13.  COMPLIANCE WITH LAW; NO CONFLICTS.

                (i) To the best of Parent's and Seller's knowledge, except as set forth on Schedule 5.6(i), Company has complied in all material respects with, and is now in material compliance with, all federal, state and local statutes, laws, rules, regulations, orders, licenses, permits

        (including, without limitation, zoning restrictions and land use requirements) and all administrative and judicial judgments, rulings, decisions and orders of any body having jurisdiction over Company, the Business or the Land (the "Applicable Laws"). Neither Company, Seller nor Parent have received any written notice that Company is under investigation or other form of review with respect to any Applicable Law materially adversely affecting the Business; and

            (ii) The execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated hereby and the fulfillment of the terms hereof and thereof will not in any material respect:

                      (a) conflict with, or result in a breach or violation of
               the Articles of Incorporation or Bylaws of Company;

                      (b) conflict with, or result in a breach under any
               document, agreement or other instrument to which Company, or Seller is a party, or result in the creation or imposition of any lien, charge or encumbrance on any properties of Company or Seller pursuant to: (A) any law or regulation to which Company or Seller, or any of their respective properties are subject, or (B) any judgment, order or decree to which Company or Seller is bound or any of their respective properties are subject;

                      (c) result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of Company; or

                      (d) except for the filings by Seller and Buyer required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any consents or filings required under any permit or customer contract, require the consent of, or the filing with any governmental authority or agency or any other third party in order to remain in full force and effect.
               5.14. TAXES. Company has filed, or will file, in a

timely manner all requisite federal, state, local and other tax returns due for all fiscal periods ended on or before the date hereof and, as of the Closing, shall have filed or will file in a timely manner all such returns due for all periods ended on or before the Closing Date. No federal, state, local or other tax returns or reports filed by Seller (whether filed prior to, on or after the date hereof) with respect to the Company will result in any taxes, assessments, fees or other governmental charges upon the assets of Buyer, whether as a transferee of the assets or otherwise. All federal, state and local taxes due and payable with respect to the Company or the assets have been paid, including, without limiting the generality of the foregoing, all federal, state and local income, sales, use, franchise, excise and property taxes. Except as set forth in
Schedule 5.14, no notice of any claim for taxes, whether pending or threatened, has been received.

               5.15. LITIGATION. Except as set forth on Schedule 5.15, there is no material claim, litigation, action, suit or proceeding, investigation, formal arbitration, informal arbitration or mediation, administrative, judicial or other review, pending or, to the best of Seller's or Parent's knowledge, threatened against Company or Seller, or relating to the business or affairs of Company, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental or private authority; no written notice of any of the above has been received by Parent, Company or Seller. Also listed on Schedule 5.15 are all instances where Company is the plaintiff, or complaining or moving party, under any of the above types of proceedings or otherwise.

               5.16.  CONDUCT OF BUSINESS.  (INTENTIONALLY DELETED)

               5.17.  BANK ACCOUNTS; DEPOSITORIES.  Attached as Schedule

5.17 is a complete and accurate list as of the date of this Agreement, of:

               (i) the name of each financial institution in which Company has any account or safe deposit box;

              (ii) the names in which each account or box is held;

             (iii) the type of each account; and

            (iv) the name of each person authorized to draw on or have access to each account or box.

               5.18. HAZARDOUS MATERIALS. To the best of Parent's knowledge specifically with respect to the Business, except as set forth on
        Schedule 5.18, (i) Company has generated, transported, stored, handled, recycled, reclaimed, disposed of, or contracted for the disposal of, hazardous materials, hazardous wastes, hazardous substances, toxic wastes or substances as those terms are defined by the Resource Conservation and Recovery Act of 1976; the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"); the Clean Water Act; the Toxic Substances Control Act; any comparable or similar state statute applicable to the Business; or the rules and regulations promulgated under any of the foregoing, as each of the foregoing may have been amended (collectively, "Hazardous Materials") in substantial compliance with all Applicable Laws.

            (ii) No liens with respect to environmental liability have been imposed against Company or the Land under CERCLA, any comparable state statute affecting the Business or other Applicable Law, and, to the best of Parent's knowledge, no facts or circumstances exist which may reasonably be expected to give rise to the same. No portion of the Land is listed on the CERCLIS list or the National Priorities List of Hazardous Waste Sites or any similar list maintained by the State of Michigan. Neither Company nor Seller is listed as a potentially responsible party under CERCLA in connection with the Company, any comparable state statute or other Applicable Law, and neither Company nor Seller has received a notice of such a listing.

           (iii) Set forth on Schedule 5.18 is a complete list of the names and addresses of all disposal sites utilized by Company, none of which sites is listed on the CERCLIS list or the National Priorities List of hazardous waste sites or any comparable state list.

            (iv) There have been no spills, leaks, deposits or other releases into the environment or onto the Land by Company of any Hazardous Materials.

               5.19. STORAGE TANKS. Except as set forth on Schedule 5.19, the Land does not contain any underground or above-ground storage tanks containing Hazardous Materials. All above and below ground tanks currently in use on the Land are being used and maintained in accordance with all Applicable Laws.

               5.20. ABSENCE OF CERTAIN BUSINESS PRACTICES. To the best of Seller's or Parent's knowledge neither Company, Seller nor Parent has ever made, offered or agreed to offer anything of value to any employees of any customers of Company for the purpose of attracting business to Company or any foreign or domestic governmental official, political party or candidate for government office or any of their respective employees or representatives, nor have they otherwise taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended.

                     ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants that the statements contained in this Section 6: (i) are correct and complete in all material respects as of the date of this Agreement; (ii) will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Article 6); and (iii) shall survive the Closing in accordance with Article 11.

               6.1. CORPORATE ORGANIZATION. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan. Buyer is duly authorized, qualified and licensed under all applicable laws, regulations and ordinances of public authorities to carry on its businesses in the places and in the manner as now conducted except for where the failure to be so authorized, qualified or licensed would not have a material adverse affect on such businesses.

               6.2. AUTHORITY. The officers of Buyer executing this Agreement have the corporate authority to enter into and bind Buyer to the terms of this Agreement. On or before the Closing, all corporate action by Buyer necessary to approve the transaction, including both shareholder and director approvals (if required), shall have been taken.

               6.3. NO CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated hereby and the fulfillment of the terms hereof and thereof will not:

               (i) conflict with, or result in a breach or violation of the Articles of Incorporation or Bylaws of Buyer;

            (ii) conflict with, or result in a material breach under any document, agreement or other instrument to which Buyer is a party, or result in the creation or imposition of any lien, charge or encumbrance on any properties of Buyer pursuant to: (A) any law or regulation to which Buyer or any of its property is subject, or (B) any judgment, order or decree to which Buyer is bound or any of its property is subject;

           (iii) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of Buyer; or

            (iv) except for the filings by Seller and Buyer required by the HSR Act and any consents or filings required under any permit or customer contract, require the consent of, or the filing with any governmental authority or agency or any other third party in order to remain in full force and effect.

               6.4. BINDING AGREEMENT. This Agreement is the binding and valid obligation of Buyer, enforceable against it in accordance with its terms.

               6.5. CONDITION OF ASSETS. (i) Buyer acknowledges, warrants and agrees that, prior to the Closing Date, it has had the opportunity to and has examined and investigated the nature, environmental condition and compliance status of the Company and its assets, including, but not limited to, the Land and the Business. Except as set forth in Article 5, neither Seller, nor any agent, attorney, employee, or representative of Seller, has made any representation whatsoever regarding the nature, environmental condition or compliance status of the Assets, the Land or the Business by Seller to Buyer or any part thereof and that Buyer in executing, delivering and/or performing this Agreement has not relied upon any statement and/or information (including, but not limited to, any environmental report), to whomsoever made or given directly, orally or in writing, by any individual, firm or corporation. Buyer has entered into this Agreement based solely upon its own inspection, evaluation, review and analysis.

            (ii) Buyer acknowledges, warrants and agrees that the materials, records, reports and documents provided by Seller to Buyer as of the Closing Date of the Closing adequately, lawfully and sufficiently disclose to Buyer all environmental matters relevant to the Company, its assets, Business, and Land, such as to comply in form and substance with
        Section 20116 of Part 201 of the Natural Resources and Environmental Protection Act ("Part 201") (MCLA 324.20116). The parties agree that to the extent any obligation exists to record any such information or notice thereof under Section 20116 of Part 201, such obligation will be Buyer's, provided, however, that Buyer will not record any such information or notice without providing Seller with prior written notice.


           ARTICLE 7. COVENANTS OF PARENT AND SELLER PRIOR TO CLOSING

                             (INTENTIONALLY DELETED)

          ARTICLE 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND

                         SELLER (INTENTIONALLY DELETED)

             ARTICLE 9. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

                             (INTENTIONALLY DELETED)

                      ARTICLE 10. ASSUMPTION OF LIABILITIES

               10.1. NON-ASSUMPTION OF LIABILITIES. (INTENTIONALLY

DELETED).

               10.2. ASSUMPTION OF OBLIGATIONS. Buyer agrees to perform all of Company's obligations and pay its liabilities.

                           ARTICLE 11. INDEMNIFICATION

               11.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All of the representations, warranties and covenants of any party hereto contained in this Agreement and the liabilities and obligations of the parties with respect thereto shall survive the Closing hereunder for a period of two years after the Closing Date; provided, however, that the representations and warranties in Sections 5.6, 5.18 and 5.19 shall survive for a period of three years, the representations and warranties in Sections 5.1, 5.2, 5.14, 6.1 and
6.2 shall survive until the expiration of the applicable statute of limitations period, and the rights set forth in Section 4.9 shall survive in accordance with the time periods set forth in the Predecessor Contract.

               11.2. INDEMNIFICATION BY PARENT AND SELLER. Seller and Parent agree that they will each, jointly and severally, indemnify, defend (as to third party claims only), protect and hold harmless

Buyer, its officers, shareholders, directors, divisions, subdivisions, affiliates, subsidiaries, parent, agents, members, managers, employees, successors and assigns at all times from and after the date of this Agreement from and against all liabilities, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including specifically, but without limitation, court costs, reasonable attorneys' fees and expenses and expenses of investigation) whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at or after the date of this Agreement, incurred as a result of or incident to: (a) any material breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Seller or Parent (including, without limitation, those relating to Company's environmental compliance), set forth herein or in the Schedules, Exhibits or certificates attached hereto or delivered pursuant hereto; (b) nonfulfillment or nonperformance in any material respect of any agreement, covenant or condition on the part of Parent or Seller made in this Agreement; or (c) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a) and (b) of this Section 11.2 had been satisfied.

               11.3. INDEMNIFICATION BY BUYER. Buyer agrees that it will indemnify, defend (as to third party claims only), protect and hold harmless Seller and Parent at all times from and after the Closing Date from and against all liabilities, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including specifically, but without limitation, court costs, reasonable attorneys' fees and expenses and expenses of investigation) whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extra-ordinary, patent or latent, incurred by Seller or Parent as a result of or incident to: (i) any material breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties set forth herein, or in the Schedules or certificates attached hereto or delivered pursuant hereto by Buyer; (ii) nonfulfillment or nonperformance in any material respect of any agreement, covenant or condition on the part of Buyer made in this Agreement (including, without limitation, the covenant to perform post-Closing obligations as set forth in Section 10.2); (iii) any liability or obligation relating to the operation of the Business after the Closing; (iv) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (i) or (ii) of this Section 11.3 had been satisfied; (v) any matter as to which Parent or Seller does not have an indemnification obligation to Buyer under Section 11.2 hereof; and (vi) any loss suffered by Seller or Parent relating to the fact that the Permits were not transferred on or before the Closing Date.

               11.4. LIMITATION ON LIABILITY. (a) The indemnification obligations set forth in this Article 11 shall apply only if a Closing occurs and then only after the aggregate amount of such obligations exceeds $250,000, at which time the indemnification obligations shall be effective as to all amounts, including the initial $250,000. Further, the indemnification obligations set forth in this Article 11 shall be limited to an aggregate amount of $10,300,000. Notwithstanding the foregoing Buyer's obligation for indemnity in Sections 11.3(iii) and
        (vi) apply without regard to the cap or the basket contained in this
        Section 11.4.

               (b) Notwithstanding anything else to the contrary in this Agreement, the indemnification obligations set forth in this Article shall be limited to claims as to which the Indemnified Party has given the Indemnifying Party written notice thereof, stating in reasonable detail the basis for indemnification hereunder, on or prior to the expiration of the applicable survival period set forth in Section 11.1.

               (c) Notwithstanding anything else in this Agreement, in no event shall the indemnification obligations under this Article 11 with respect to any environmental matter exceed the cost reasonably necessary to comply with the least stringent remediation standard necessary to satisfy the governmental agency requiring the remediation consistent with the subject Land's current use.

               (d) Notwithstanding anything else to the contrary in this Agreement, no claim shall give rise to an indemnification obligation of Seller unless it exceeds $5,000.

               11.5. PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD PARTY CLAIMS. (a) If any third party shall notify a party to this Agreement (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other party to this Agreement (the "Indemnifying Party") or if any party who may make a claim for indemnification under this Agreement otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third Party Claim), then the Indemnified Party shall promptly notify each Indemnifying party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

               (b) Any Indemnifying Party will have the right to defend the Indemnified Party against a Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within a reasonable time after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety (except for applicable baskets and deductibles) of any adverse consequences (which will include, without limitation, all losses, claims, liens, and attorneys' fees and related expenses) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder,

        (iii) the Third Party Claim involves only monetary damages and does not seek an injunction or equitable relief or involve the possibility of criminal penalties, and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

               (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 11.5(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim,
        (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld) unless there is a complete discharge of the claim.

               (d) In the event or to the extent that any of the conditions set forth in Section 11.5(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate in its sole discretion and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith (but will keep the Indemnifying Party reasonably informed regarding the progress and anticipated cost thereof), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including attorneys' fees and expenses), (iii) the Indemnifying Party will remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this
        Section 11, and (iv) the Indemnifying Party shall be deemed to have waived any claim that its indemnification obligation should be reduced because of the manner in which the counsel for the Indemnified Party handled the Third Party Claim.

               11.6. ADDITIONAL PROCEDURES. (i) In the event indemnification is requested, the Indemnifying Party and its representatives and agents will have access to the premises, books and records of the indemnified party or parties seeking such indemnification to the extent reasonably necessary to assist it in assessing, addressing or otherwise resolving the matter for which indemnification is sought.

            (ii) Buyer agrees to retain all documents with respect to all matters as to which indemnity may be sought under Section 11.2. Before disposing of or otherwise destroying any such documents, Buyer will give reasonable notice to such effect and deliver to Seller, upon its request, a copy of any such documents. In addition, each party to this Agreement agrees to use its reasonable efforts to cause its employees to cooperate with and assist Seller in connection with any matter for which indemnity is sought by Buyer hereunder.

           (iii) (a) Except if and to the extent required by Applicable Laws and subject to this Section 11.6(iii), Buyer and Seller each acknowledges, warrants and agrees that it will not initiate any action with any third party, including any governmental agency, which could reasonably be expected to lead to a Third Party Claim against the other; and (b) if either party believes that a disclosure, communication, or report is required to be made under any Applicable Law relating to any matter for which indemnification has been or may be sought under Section 11.2, it will give the other party prior written notice of the basis for that belief, including a reference to the specific Applicable Law which the party believes requires such disclosure, communication or report, and the nature and content of the proposed disclosure, communication or report which the party believes is required to be made.

            (iv) Buyer agrees that it will, as soon as practical, notify Seller of any contact, whether written, verbal, or in person, by or with any governmental agency, agency representative, or any other party regarding Seller's activities at or any other issues related to the environmental condition or compliance status of the Land, the Assets or the Business. This provision will be effective through the end of the third year after the Closing Date.

                             ARTICLE 12. EXCLUSIVITY
            This Agreement contains the exclusive agreement of Seller

and Buyer with respect to the matters covered under this Agreement and will be in lieu of, and not in addition to, all other remedies which may exist at law, in equity or under any other contract or agreement and neither Party may assert any claim with respect to any matter against the other which is not authorized in this Agreement as to the subject matter thereof.

                      ARTICLE 13. TERMINATION OF AGREEMENT
               13.1. TERMINATION BY BUYER. Buyer, by notice in the

manner hereinafter provided on or before the Closing Date, may terminate this Agreement in the event of a breach by Parent or Seller in the observance or in the due and timely performance of any of the agreements or conditions contained herein on their part to be performed, and such breach shall not have been cured on or before the Closing Date.

               13.2. TERMINATION BY SELLER. Seller may, by notice in the manner hereinafter provided on or before the Closing Date, terminate this Agreement in the event of a breach by Buyer in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein on its part to be performed, and such breach shall not have been cured on or before the Closing Date.


               13.3. REMEDIES IN THE EVENT OF BREACH. In addition to the termination rights provided in this Article 13, if either party breaches this Agreement prior to Closing, the other party shall have all other remedies available at law or under this Agreement.

                    ARTICLE 14.  NONDISCLOSURE OF CONFIDENTIAL INFORMATION

               14.1. NONDISCLOSURE BY SELLER AND PARENT. Seller and Parent recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain confidential information of Buyer, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Buyer and its businesses. Seller and Parent each agree that they will not, except as may be required by Applicable Laws or other legal process, disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Buyer, unless such information becomes known to the public generally through no fault of Seller or Parent. In the event of a breach or threatened breach by Seller or Parent of the provisions of this Section, Buyer shall be entitled to an injunction restraining such party from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Buyer from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of one year following the termination of this Agreement without a Closing having occurred.

               14.2. NONDISCLOSURE BY BUYER. Buyer recognizes and acknowledges that it has in the past, currently has, and prior to the Closing Date, will have access to certain confidential information of Seller, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Seller. Buyer agrees that it will not, except as may be required by Applicable Laws or valid legal process, disclose such confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, prior to the Closing Date, except to authorized representatives of Seller, unless such information becomes known to the public generally through no fault of Buyer. In the event of a breach or threatened breach by Buyer of the provisions of this Section, Seller shall be entitled to an injunction restraining such party from disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting Seller from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of one year following the termination of this Agreement without a Closing having occurred.

                               ARTICLE 15. GENERAL

               15.1. ASSIGNMENT; BINDING EFFECT; AMENDMENT. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, and the successors of Buyer, Seller and Parent. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties hereto.

               15.2. ENTIRE AGREEMENT. This Agreement is the final, complete and exclusive statement and expression of the agreement among the parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.

               15.3. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

               15.4. NO BROKERS. Seller and Parent represent and warrant to Buyer and Buyer represents to Seller and Parent that the warranting party has had no dealings with any broker or agent so as to entitle such broker or agent to a commission or fee in connection with the within transaction. If for any reason a commission or fee shall become due, the party dealing with such agent or broker shall pay such commission or fee and agrees to indemnify and save harmless each of the other parties from all claims for such commission or fee and from all attorneys' fees, litigation costs and other expenses relating to such claim.

               15.5. EXPENSES OF TRANSACTION. Whether or not the transactions herein contemplated shall be consummated: (i) Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Buyer under this Agreement; and (ii) Seller will pay the fees, expenses and disbursements of Company, Seller and Parent and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Parent and Seller under this Agreement. All such fees, expenses and disbursements of Parent and Seller shall be paid by Seller prior to the Closing so that the Assets will not be charged with or diminished by any such fee, cost or expense. Parent and Seller represent and warrant to Buyer that Parent and Seller have relied on their own advisors for all legal, accounting, tax or other advice whatsoever with respect to this Agreement and the transactions contemplated hereby.

               15.6. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

               (a)    If to Buyer, addressed to it at:
                      U S Liquids Inc.
                      411 N. Sam Houston Parkway East
                      Suite 400
                      Houston, TX  77060
                      ATTN:  David Turkal

                      with a copy to:

                      U S Liquids Inc.
                      411 N. Sam Houston Parkway East
                      Suite 400
                      Houston, TX 77060
                      ATTN:  W. Gregory Orr

               (b) If to Seller, addressed to it at:

                      USA Waste Services, Inc.
                      1001 Fannin Street
                      Suite 4000
                      Houston, TX 77002
                      Attn:  General Counsel

                      with a copy to:

                      USA Waste Services, Inc.
                      Park West Two
                      Suite 420
                      2000 Cliff Mine Rd.
                      Pittsburgh, PA 15275
                      ATTN:  Regional Vice President

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section.

               15.7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without giving effect to any choice or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

               15.8. NO WAIVER. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

               15.9. TIME OF THE ESSENCE. Time is of the essence of this Agreement.

               15.10. CAPTIONS. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

               15.11. SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

               15.12. CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means including, without limitation. The parties intend that representations, warranties and covenants contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact the party is in breach of the first representation, warranty or covenant.

               15.13. STANDSTILL AGREEMENT. Unless and until this Agreement is terminated pursuant to Article 12 hereof without the Closing having taken place, Seller will not directly or indirectly solicit offers for the Stock or the assets of Company or for a merger or consolidation involving Company, or respond to inquiries from, share information with, negotiate with or in any way facilitate inquiries or offers from, third parties who express or who have heretofore expressed an interest in acquiring the Company by merger, consolidation or other combination or acquiring any of the Assets or stock of Company ("Transaction Discussions"); nor will Parent permit Seller or Company to do any of the foregoing. Buyer shall not engage in any Transaction Discussions with any person or entity that operates in any aspect of the Business.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                                  BUYER:

                                                  U S LIQUIDS INC.

                                                  BY:___________________________
                                                  ITS:__________________________

                                                  SELLER:

                                                  UNITED WASTE SYSTEMS, INC.

                                                  BY:___________________________
                                                  ITS:__________________________

                                                  PARENT:

                                                  USA WASTE SERVICES, INC.

                                                  BY:___________________________
                                                  ITS:__________________________